                                   Exhibit 11

                            SEATTLE FILMWORKS,  INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                                Second Quarter Ended           Six Months Ended
                                                               March 30,    March 25,      March 30,      March 25,
                                                                 1996         1995           1996           1995
=====================================================================================================================

COMPUTATION OF PRIMARY EARNINGS PER SHARE:
- ------------------------------------------

Weighted average shares outstanding                             10,761,135   10,569,869     10,744,079     10,556,409

Net effect of dilutive stock options based on the
 treasury stock method using average market price                1,044,137      998,967      1,045,128        979,716
                                                               -----------  -----------    -----------    -----------

Total shares and equivalents                                    11,805,272   11,568,836     11,789,207     11,536,125
                                                                ==========   ==========     ==========     ==========

Net income                                                        $503,461     $338,962     $1,454,172       $994,182
                                                                  ========     ========     ==========       ========

PRIMARY EARNINGS PER SHARE                                            $.04         $.03           $.12           $.09
                                                                      ====         ====           ====           ====

COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
- ------------------------------------------------

Weighted average shares outstanding                             10,761,135   10,569,869     10,744,079     10,556,409

Net effect of dilutive stock options based on the
  treasury stock method using the higher of quarter-end
   market price or average market price                          1,086,918    1,001,877      1,099,945        999,293
                                                               -----------  -----------    -----------    -----------

Total shares and equivalents                                    11,848,053   11,571,746     11,844,024     11,555,702
                                                                ==========   ==========     ==========     ==========

Net income                                                        $503,461     $338,962    $ 1,454,172       $994,182
                                                                  ========     ========    ===========       ========

FULLY DILUTED EARNINGS PER SHARE                                      $.04         $.03           $.12           $.09
                                                                      ====         ====           ====           ====


Note - All share data has been retroactively restated to reflect a three-for-two stock split effected in the form of a stock dividend on March 15, 1996.


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